Exhibit 2.1

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

REALTY MOGUL DIGIREIT I, LLC

THIS Amended and Restated Certificate of Formation of Realty Mogul DigiREIT I, LLC (the “Company”), has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. § 18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on March 2, 2016, with the Secretary of State of the State of Delaware, (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”).

The Certificate is hereby amended and restated in its entirety to read as follows:

1.            Name. The name of the limited liability company is MogulREIT I, LLC.

2.            Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The registered agent of the Company for service of process at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation in accordance with the Act.

/s/ Ryan Sakamoto

Name: Ryan Sakamoto

Authorized Person